Exhibit 19

1st
FRANKLIN
FINANCIAL
CORPORATION

QUARTERLY
REPORT TO INVESTORS
FOR THE
THREE MONTHS ENDED
MARCH 31, 2001

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MANAGEMENT'S LETTER

Overview:

The Company celebrates its 60th year anniversary during 2001. In 1941, the Company began operations with the extension of a $35 loan to its first customer. Now, 60 years later, net loan receivables (gross loans less unearned finance charges) exceed $180 million. In addition to celebrating an anniversary this year, the Company is also celebrating another milestone. Management is pleased to announce that total assets surpassed a quarter of a billion dollars in February.

Financial Condition:

Asset growth during the quarter ended March 31, 2001 was due to an increase in the Company's cash reserves. Cash and cash equivalents were $18.0 million higher at the end of the current quarter as compared to December 31, 2000. Funds generated from sales of the Company's debt securities and payments on loans exceeded funds needed for operations thereby creating the cash surplus. Also contributing to the increase in cash was the redemption of $5.9 million in investment securities due to call options being exercised by issuers of bonds or bonds reaching final maturity.

Net receivables declined $5.7 million (3%) during the first quarter. Historically, the Company has experienced a decline in loan receivables during the first quarter of each year due to its cyclical loan business. The downward trend normally reverses during the second quarter as loan activity begins increasing.

Receipt of various account receivables such as reinsurance cessions and accrued interest on investment securities were primary factors responsible for the $1.3 million (11%) decline in other assets during the current quarter as compared to the prior year-end.

Senior and subordinated debt rose $7.5 million (5%) due to the aforementioned increase in sales of the Company's debt securities during the three month period just ended. Other liabilities declined $2.3 million (17%) as a result of the disbursement of the prior year's accrued incentive bonus and the Company's annual contribution to the employee profit sharing plan.

Results of Operations:

Net interest income (the margin between earnings on loans and investments and interest paid on senior and subordinated debt) decreased $.1 million (1%) during the quarter ended March 31, 2001 as compared to the quarter ended March 31, 2000. Interest income rose $.5 million (4%) on higher average net receivables outstanding; however, a $.6 million (27%) increase in interest expense during the comparable periods offset this increase and resulted in an overall decline in net interest income. The rise in interest expense is attributed to increased average borrowings during the quarter just ended and higher interest rates thereon.

Net insurance income rose $.3 million (7%) during the quarter just ended as compared to the same quarter a year ago. The increase is due to higher levels of insurance in-force.

Deterioration in loan credit quality continues to have a major impact on the Company's operations. The Company's provision for loan losses increased $1.0 million (73%) during the comparable periods as a result of higher loan losses and Management's decision to raise the loan loss allowance in order to provide adequate protection against probable future losses. Credit-worthiness of the loan portfolio is continuously monitored and Management may add to the reserve if deemed necessary.

During the fourth quarter of 2000 the Company became a sales representative for a manufacturer of utility trailers. Management is test marketing these trailers in various branch offices to see what level of additional revenue can be generated from sales. Also, financing of the sale of the trailers is being offered which may also create additional loan income if prospective buyers request financing. Revenue generated from sales of these trailers during the 1st quarter of 2001 was responsible for the 54% increase in other revenue.

Other operating expenses increased $.7 million (6%) during the quarter ended March 31, 2001 as compared to the same quarter a year ago mainly due to higher personnel cost and higher occupancy expense. Merit salary increases effective February 1st and increases in medical claims incurred by the Company's self-insured employee health plan were the factors causing personnel cost to increase $.6 million (8%). An increase in the Company's employee base also contributed to the increase in personnel cost. Increases in overhead expenses such as telephone, utilities and rent is attributed with a $.1 million (9%) increase in occupancy expense.

The aforementioned increases in borrowing cost, provision for loan losses and operating expenses were the primary reasons why pre-tax profits declined $1.4 million (48%) during first quarter of 2001 as compared to the first quarter of 2000.

Effective income tax rates for the quarters ended March 31, 2001 and 2000 were 33% and 16%, respectively. Certain tax benefits provided by law to life insurance companies substantially reduce the effective rate of the Company's life insurance subsidiary and thus decrease the overall Company's tax rate below statutory rates. Investments in tax-exempt securities also allowed the Company's property and casualty insurance subsidiary to reduce its effective tax rate below statutory rates. The Parent company is an S Corporation for tax reporting purposes and taxable income is included in the individual tax returns of the shareholders of the Company. Rates increased during the current quarter due to the insurance subsidiaries earning a much higher share of the pre-tax profits than the Parent company.

Market Risk:

As previously discussed, interest expense was higher during the quarter just ended as compared to the same period a year ago, in part due to higher borrowing cost. Volatility in market rates during the final quarter of 2000 forced the Company to raise the rates offered on its debt securities in order to stay competitive in the market place. Recent moves by the Federal Reserve have caused market rates to decline over the past several months. The decline in interest rates should allow Management to lower the Company's overall borrowing rates during the remainder of the current year.

Liquidity:

Liquidity requirements of the Company are financed through the collection of receivables and through the issuance of public debt securities. Continued liquidity of the Company is therefore dependent on the collection of its receivables and the sale of debt securities that meet the investment requirements of the public. In addition to the securities program, the Company has two external sources of funds through the use of two credit agreements. One agreement provides for available borrowing of $21.0 million. Available borrowings were $21.0 million at March 31, 2001 and December 31, 2000, relating to this agreement. Another agreement provides for an additional $2.0 million for general operating purposes. Available borrowings under this agreement were $2.0 million at March 31, 2001 and December 31, 2000.

Forward Looking Statements:

Certain information in the previous discussion and other statements contained in this Quarterly Report, which are not historical facts, may be forward-looking statements that involve risks and uncertainties. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Possible factors which could cause future results to differ from expectations are, but not limited to, adverse economic conditions including the interest rate environment, federal and state regulatory changes, unfavorable outcome of litigation, Year 2000 issues and other factors referenced elsewhere.

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1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	March 31,	December 31,
	2001	2000
	(Unaudited)	(Audited)
ASSETS

CASH AND CASH EQUIVALENTS	$ 28,347,953	$ 10,369,709

LOANS, net	157,320,885	162,330,404

INVESTMENT SECURITIES:
Available for Sale, at fair market	50,735,630	54,813,866
Held to Maturity, at amortized cost	4,586,748	5,590,026
	55,322,378	60,403,892

OTHER ASSETS	10,844,454	12,121,941

TOTAL ASSETS	$251,835,670	$245,225,946

LIABILITIES AND STOCKHOLDERS' EQUITY

SENIOR DEBT	$117,582,925	$114,514,095
OTHER LIABILITIES	11,431,925	13,754,691
SUBORDINATED DEBT	51,765,603	47,300,737
Total Liabilities	180,780,453	175,569,523

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value	--	--
Common Stock	170,000	170,000
Accumulated Other Comprehensive Income	826,920	400,072
Retained Earnings	70,058,297	69,086,351
Total Stockholders' Equity	71,055,217	69,656,423

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$251,835,670	$245,225,946

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements

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1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Three Months Ended
	March 31
	(Unaudited)

	2001	2000

INTEREST INCOME	$14,084,329	$13,536,226

INTEREST EXPENSE	2,954,274	2,320,051

NET INTEREST INCOME	11,130,055	11,216,175

Provision for Loan Losses	2,268,888	1,313,791

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	8,861,167	9,902,384

NET INSURANCE INCOME	4,944,951	4,616,644

OTHER REVENUE	210,005	136,207

OTHER OPERATING EXPENSES:
Personnel Expense	8,033,462	7,433,892
Occupancy	1,650,846	1,513,600
Other	2,866,324	2,882,124
Total	12,550,632	11,829,616

INCOME BEFORE INCOME TAXES	1,465,491	2,825,619

Provision for Income Taxes	479,485	442,686

NET INCOME	986,006	2,382,933

RETAINED EARNINGS, Beginning of period	69,086,351	65,150,821

Distributions on Common Stock	14,060	500,764

RETAINED EARNINGS, end of period	$70,058,297	$67,032,990

EARNINGS PER SHARE:
Voting Common Stock; 1,700 Shares
Outstanding all periods	$ 5.80	$14.02
Non-Voting Common Stock; 168,300 Shares
Outstanding all periods	$ 5.80	$14.02

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements

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1st FRANKLIN FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Three Months Ended
		March 31
		(Unaudited)
		2001	2000

	CASH FLOWS FROM OPERATING ACTIVITIES:
	Net Income	$ 986,006	$ 2,382,933
	Adjustments to reconcile net income to net cash
provided by operating activities:
	Provision for Loan Losses	2,268,888	1,313,791
	Depreciation and Amortization	334,500	310,511
	Deferred Income Taxes	10,119	59,737
	Other, net	13,575	34,700
	Decrease in miscellaneous assets	1,045,074	513,299
	Decrease in Accounts Payable and Accrued Expenses	(2,428,865)	(3,228,679)
	Net Cash Provided	2,229,297	1,386,292

	CASH FLOWS FROM INVESTING ACTIVITIES:
	Loans Originated or purchased	(30,635,198)	(30,603,314)
	Loan Payments	33,375,829	32,506,469
	Purchases of marketable debt securities	(436,236)	(4,974,163)
	Principal payments on securities	127,063	91,147
	Redemptions of securities	5,900,000	1,760,000
	Other, net	(102,147)	(144,129)
	Net Cash Used	8,229,311	(1,363,990)

	CASH FLOWS FROM FINANCING ACTIVITIES:
	Increase in Senior Debt	3,068,830	185,228
	Subordinated Debt issued	5,957,436	2,221,556
	Subordinated Debt redeemed	(1,492,570)	(1,782,351)
	Distributions Paid	(14,060)	(500,764)
	Net Cash Provided	7,519,636	123,669

	NET INCREASE IN CASH AND CASH EQUIVALENTS	17,978,244	145,971

	CASH AND CASH EQUIVALENTS, beginning	10,369,709	5,914,535

	CASH AND CASH EQUIVALENTS, ending	$ 28,347,953	$ 6,060,506

Cash Paid during the period for:	Interest	$ 2,828,531	$2,169,398
	Income Taxes	36,500	68,750

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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-NOTES-

1.

The accompanying interim financial information of 1st Franklin Financial Corporation and subsidiaries (the "Company") should be read in conjunction with the annual financial statements and notes thereto as of December 31, 2000 and for the years then ended included in the Company's December 31, 2000 Annual Report.

2.

In the opinion of Management of the Company, the accompanying consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Company's financial position as of March 31, 2001 and December 31, 2000 and the results of its operations and its cash flows for the three months ended March 31, 2001 and 2000. While certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, the Company believes that the disclosures herein are adequate to make the information presented not misleading.

3.	The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the full fiscal year.
4.	The computation of earnings per share is self-evident from the Consolidated Statement of Income and Retained Earnings.
5.

The following tables summarize assets, revenues and profit by business segment. A reconcilement to consolidated net income is also provided. Effective January 1, 2001, Management transferred a supervisory division to Division II from Division III. Prior year segment information has been restated to reflect the change.

	Division I	Division II	Division III	Total
Three Months ended 3/31/01 (In Thousands)
Segment revenues	$6,010	$7,736	$ 5,060	$ 18,806
Segment profit	1,725	2,476	1,303	5,504

Three Months ended 3/31/00
Segment revenues	$5,666	$7,135	$ 5,229	$ 18,030
Segment profit	2,058	2,599	1,878	6,535

Segment Assets:
3/31/01	$95,887	$105,354	$ 45,601	$246,842
3/31/00	89,377	97,673	42,481	229,531

			3 Months	3 Months
			Ended	Ended
			3/31/01	3/31/00
Reconcilement of Profit:			(In Thousands)
Profit per segments			$ 5,504	$ 6,535
Corporate earnings not allocated			433	260
Corporate expenses not allocated			(4,472)	(3,969)
Income taxes not allocated			(479)	(443)
			$ 986	$ 2,383

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BRANCH OPERATIONS

Isabel Vickery Youngblood	Senior Vice President
A. Jarrell Coffee	Vice President
Jack R. Coker	Vice President

J.Michael Culpepper	Area Vice President
Ronald F. Morrow	Area Vice President

SUPERVISORS

Ronald Byerly	Bruce Hooper	Jimmy McHaffey	Darryl Parker
Debbie Carter	Vera Hubbard	Brian McSwain	Hilda Phillips
Donald Carter	Janice Hyde	Dianne Moore	Henrietta Reathford
Bryan Cook	Judy Landon	Harriet Moss	Timothy Schmotz
Donald Floyd	Jeff Lee	Mike Olive	Gaines Snow
Shelia Garrett	Tommy Lennon	Melvin Osley	Marc Thomas
Reneee Hebert	Mike Lyles	Dale Palmer	Jason Yates
Jack Hobgood
BRANCH OPERATIONS

ALABAMA
Alexander City	Clanton	Florence	Jasper	Ozark	Selma
Andalusia	Cullman	Gadsden	Madison	Pelham	Sylacauga
Arab	Decatur	Geneva	Moulton	Prattville	Troy
Athens	Dothan	Hamilton	Muscle Shoals	Russellville (2)	Tuscaloosa
Bessemer	Enterprise	Huntsville	Opp	Scottsboro	Wetumpka
Birmingham	Fayette

GEORGIA
Adel	Calhoun	Cumming	Griffin (2)	McRae	Stockbridge
Albany	Canton	Dallas	Hartwell	Milledgeville	Swainsboro
Alma	Carrollton	Dalton	Hawkinsville	Monroe	Sylvania
Americus	Cartersville	Dawson	Hazlehurst	Montezuma	Sylvester
Arlington	Cedartown	Douglas (2)	Hinesville (2)	Monticello	Thomaston
Athens (2)	Chatsworth	Douglasville	Hogansville	Moultrie	Thomson
Bainbridge	Clarkesville	East Ellijay	Jackson	Nashville	Tifton
Barnesville	Claxton	Eastman	Jasper	Newnan	Toccoa
Baxley	Clayton	Elberton	Jefferson	Perry	Valdosta (2)
Blakely	Cleveland	Forysth	Jesup	Pooler	Vidalia
Blue Ridge	Cochran	Fort Valley	LaGrange	Richmond Hill	Villa Rica
Bremen	Commerce	Gainesville	Lavonia	Rome	Warner Robins
Brunswick	Conyers	Garden City	Lawrenceville	Royston	Washington
Buford	Cordele	Georgetown	Madison	Sandersville	Waycross
Butler	Cornelia	Glennville	Manchester	Savannah	Waynesboro
Cairo	Covington	Greensboro	McDonough	Statesboro	Winder

LOUISIANA
Alexandria	Franklin	Lafayette	Marksville	Natchitoches	Opelousas
Crowley	Jena	Leesville	Morgan City	New Iberia	Pineville
DeRidder

MISSISSIPPI
Bay St. Louis	Forest	Hattiesburg	Jackson	Magee	Pearl
Carthage	Grenada	Hazlehurst	Kosciusko	McComb	Picayune
Columbia	Gulfport

NORTH CAROLINA
Monroe	Pineville

SOUTH CAROLINA
Aiken	Columbia	Gaffney	Lancaster	Marion	Seneca
Anderson	Conway	Greenville	Laurens	Newberry	Spartanburg
Cayce	Easley	Greenwood	Lexington	Orangeburg	Union
Chester	Florence	Greer	Lugoff	Rock Hill	York
Clemson
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DIRECTORS

Ben F. Cheek, III
Chairman and Chief Executive Officer
1st Franklin Financial Corporation

Lorene M. Cheek
Homemaker

Jack D. Stovall
President, Stovall Building Supplies, Inc.

Dr. Robert E. Thompson
Physician, Toccoa Clinic

EXECUTIVE OFFICERS

Ben F. Cheek, III
Chairman and Chief Executive Officer

T. Bruce Childs
President and Chief Operating Officer

A. Roger Guimond
Vice President and Chief Financial Officer

Lynn E. Cox
Secretary

Linda L. Moore
Treasurer

LEGAL COUNSEL

Jones, Day, Reavis & Pogue
3500 Sun Trust Plaza
303 Peachtree Street, N.E.
Atlanta, Georgia 30308-3242

AUDITORS

Arthur Andersen LLP
133 Peachtree Street
Atlanta, Georgia 30303

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